Exhibit 99.1

FOR RELEASE	Contacts:
	(Analysts) Kevin Kalicak	(407) 245-5870
	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS ANNOUNCES AN INCREASE IN THE CONSENT FEES FOR ITS SOLICITATION OF CONSENTS RELATING TO CERTAIN OUTSTANDING NOTES

ORLANDO, Fla., July 6, 2015 – Darden Restaurants, Inc. (NYSE: DRI) (the “Company”) announced on July 2, 2015 that it has extended the expiration date of the solicitation of consents (the “Solicitation”) from holders of the Company’s 6.00% Senior Notes due 2035 (the “2035 Notes”) (CUSIP: 237194AE5) and the Company’s 6.80% Senior Notes due 2037 (the “2037 Notes”) (CUSIP: 237194AH8) (the 2035 Notes and the 2037 Notes together, the “Notes”) which is being conducted pursuant to terms contained in the consent solicitation statement dated June 23, 2015 (the “Solicitation Statement”). The Solicitation has been extended and is open for the receipt of consents until 5:00 p.m., New York Time, on July 9, 2015 (the “Amended Expiration Date”). All references in the Solicitation Statement to the Expiration Date are deemed to be references to the Amended Expiration Date.

The Company is undertaking the Solicitation to provide it with the flexibility to enter into certain sale and leaseback transactions as part of its recently announced real estate strategy. The amendments proposed to be made to the terms of the Notes pursuant to the Solicitation are not a condition to the Company's recently announced real estate strategy.

The Company today announces that it is offering participating holders of Notes the applicable revised consent fees (the “Revised Consent Fees”) set forth in the table below for each $1,000 principal amount of the Notes as to which the Company receives and accepts consents prior to the Amended Expiration Date. The Revised Consent Fees represent a $5.00 increase from the $5.00 for each $1,000 principal amount of the Notes consent fee originally offered by the Company. Assuming satisfaction or waiver of all conditions to the Solicitation, acceptance by the Company of the consents and effectiveness of the First Supplemental Indenture (as defined in the Solicitation Statement), the Revised Consent Fees will be paid on the third business day following the Amended Expiration Date. Interest will not accrue on or be payable with respect to the Revised Consent Fees. All references in the Solicitation Statement to the Consent Fees shall now be deemed to be references to the Revised Consent Fees.

Description of Securities	CUSIP No.	Principal Amount Outstanding	Date of Authorizing Officers’ Certificate and Authentication Order pursuant to the Indenture dated as of January 1, 1996	Revised Consent Fees (per $1,000 principal amount)
6.00% Senior Notes due August 15, 2035	237194AE5	$150,000,000	August 9, 2005	$10.00

6.80% Senior Notes due October 15, 2037	237194AH8	$300,000,000	October 10, 2007	$10.00

Any holder of Notes who has previously delivered a consent pursuant to the Solicitation Statement does not need to redeliver such consent or take any other action, and will be eligible to receive the Revised Consent Fees. Any holder of Notes who has not yet delivered a consent should follow the instructions set forth in the Solicitation Statement, and may use the previously distributed consent form for purposes of delivering its consent.

Except as described in this press release, all other terms described in the Solicitation Statement remain unchanged. Holders of the Notes are urged to review the Solicitation Statement and the related consent form for the detailed terms of the Solicitation and the procedures for providing its consent.

The Solicitation is being made solely on the terms and subject to the conditions set forth in the Solicitation Statement. The Company may, in its sole discretion, terminate, further extend or further amend the Solicitation at any time, as described in the Solicitation Statement.

Questions concerning the terms of the Solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 683-3215 (collect). BofA Merrill Lynch and J.P. Morgan Securities LLC are the Solicitation Agents for the Solicitation (the “Solicitation Agents”). Requests for assistance in completing and delivering a consent form or requests for additional copies of the Solicitation Statement, the consent form or other related documents should be directed to D.F. King & Co., Inc. (the “Information and Tabulation Agent”), at (212) 269-5550 (collect) or (800) 330-5897 (toll-free) or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005.

Important Notice
This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement must be read in conjunction with the Solicitation Statement and related consent form. None of the Company, the Trustee, the Solicitation Agents or the Information and Tabulation Agent make any recommendation as to whether or not Holders should provide consents to the proposed amendments to be made to the terms of the relevant Notes pursuant to the First Supplemental Indenture. Holders of Notes should not construe the contents of this press release, the Solicitation Statement or any related materials as legal, business or tax advice. Each holder of Notes should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

The Solicitation is not being made to, and consents will not be accepted from or on behalf of, a holder of Notes in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may in its discretion take such action as it may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any holder of Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of the Company by the Solicitation Agents or one or more registered brokers or dealers that are appropriately licensed under the laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, which statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the Solicitation Statement.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.